ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

     FIRST:  The name of the corporation is Petrosavers International, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted on August 19, 1996, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval:

     RESOLVED, that Article I is amended to change the Company's name to "HANA Acquisitions, Inc."

     THIRD-. The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable.

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital and the amount of stated capital as changed by such amendment, are as follows: Not applicable.

                             Dated: August 19, 1996

                                      HANA ACQUISITIONS, INC.

                                      (formerly Petrosavers International, Inc.)

                                      By: /s/ James A. Eller

                                      ------------------------------
                                      James A. Eller
                                     President



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